UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): July 9, 2007 (July 2, 2007)
CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-50917	98-0509431
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

13/F, Shenzhen Special Zone Press Tower, Shennan Road
Futian District, Shenzhen, China, 518034
(Address of Principal Executive Offices)

(86) 755-83765666
Registrant’s Telephone Number, Including Area Code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On July 2, 2007, China Security & Surveillance Technology, Inc. (the “Company”) entered into an Equity Transfer Agreement (the “Equity Transfer Agreement”) with China Safetech Holdings Limited, a British Virgin Islands corporation and a wholly-owned subsidiary of the Company (“Safetech”), and Yi Li, the sole owner of Ocean Pacific Technology Limited, a Hong Kong corporation (“Ocean Pacific”) pursuant to which Safetech purchased 100% ownership of Ocean Pacific from Mr. Li. Ocean Pacific is a holding company that owns all the outstanding equity of Hangzhou Tsingvision Intelligence System Co. Ltd. (“Hangzhou Tsingvision”), a corporation incorporated in the People’s Republic of China. Hangzhou Tsingvision is engaged in the business of researching, developing, manufacturing and selling computer software and digital audio and video products.

Under the Equity Transfer Agreement, in exchange for 100% ownership of Ocean Pacific, the Company agreed to pay RMB 50 million (approximately $6.56 million) in cash and RMB 49,345,666 (approximately $6.48 million) in the Company’s shares of common stock. The $6.56 million cash price was paid as of the execution of the Equity Transfer Agreement. The number of shares issuable in satisfaction of the equity portion of the purchase price is 459,000 (based upon $14.115/share, the average of the closing price of the Company’s common stock on the OTCBB for the 20 trading days prior to July 2, 2007) which shall be issued within 90 days following the signing of the Equity Transfer Agreement.

The Equity Transfer Agreement also contains certain “make good” provisions. Under the Equity Transfer Agreement, Mr. Li pledged to the Company a total of 275,400 shares of the Company’s common stock that he will receive as partial consideration for the acquisition to secure his make good obligation under the Equity Transfer Agreement. The Equity Transfer Agreement established Hangzhou Tsingvision’s minimum after tax net income thresholds of RMB 10 million (approximately $1.31 million) for the fiscal year 2007 and RMB 15 million (approximately $1.97 million) for the fiscal year 2008. In the event that Hangzhou Tsingvision’s after tax net income is less than 80% of RMB 10 million for fiscal year 2007 or RMB 15 million for fiscal year 2008, then the Company will be entitled to receive all the shares that Mr. Li pledged to the Company for each applicable year. In the event that Hangzhou Tsingvision’s after tax net income for the 2007 fiscal year is no less than RMB 8 million, the Company shall be entitled to receive an amount of shares that Mr. Li pledged to the Company based on the following formula: [(RMB 10 million - the actual after tax net income of Hangzhou Tsingvision for the 2007 fiscal year) /RMB 10 million] multiplied by 137,700 shares of the Company’s common stock. In the event that Hangzhou Tsingvision’s after tax net income for the 2008 fiscal year is no less than RMB 12 million, the Company shall be entitled to receive an amount of shares that Mr. Li pledged to the Company based on the following formula: [(RMB 15 million - the actual after tax net income of Hangzhou Tsingvision for the 2008 fiscal year) /RMB 15 million] multiplied by 137,700 shares of the Company’s common stock.

Item 2.01 Completion of Acquisition or Disposition of Assets

On July 2, 2007, the Company and Safetech consummated the acquisition of the 100% ownership of Ocean Pacific which owns 100% of Hangzhou Tsingvision, pursuant to the terms set forth in the Equity Transfer Agreement as described above. The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference in its entirety.

Item 3.02. Unregistered Sales of Equity Securities

The information pertaining to the Company’s shares of common stock in Item 1.01 is incorporated herein by reference in its entirety. The shares of the Company’s common stock issuable to Mr. Li or his designees under the Equity Transfer Agreement have not been registered under the Securities Act of 1933, as amended and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Company intends to issue these shares in reliance on the exemption from registration provided by Regulation S. This current report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitution an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Item 9.01  Financial Statements and Exhibits

(d)  Exhibits.

Exhibit 10.1 Equity Transfer Agreement, dated July 2, 2007, by and among the registrant, China Safetech Holding Limited and Yi Li (English Translation).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China Security & Surveillance Technology, Inc.

Date: July 9, 2007

/s/ Terence Yap

Chief Financial Officer

EXHIBIT INDEX

Exhibit 10.1	Equity Transfer Agreement, dated July 2, 2007, by and among the registrant, China Safetech Holding Limited and Yi Li (English Translation).